EXECUTION VERSION

AMENDED AND RESTATED INTELLECTUAL PROPERTY MATTERS AGREEMENT
DATED AS OF FEBRUARY 10, 2017
BY AND BETWEEN COMPUTER SCIENCES CORPORATION AND CSRA INC.

Section Page

1.	Definitions and Interpretation 1
1.1    General                                          1
1.2    References; Interpretation                             7

2.	Grant of Licenses to CSRA 7

2.1	Grant of CSC Agility License 7

2.2	Grant of Products License 8

2.3	Applicable Licensed Product Items 9

2.4	Grant of Know-How License 10

2.5	Grant of Trademarks License 10

2.6	Grant of License to NPS-Developed Products 13

2.7	Preservation of Ownership of Proprietary Rights and Sublicense Requirements 13

2.8	Enforcement Actions 14

2.9	Prohibited Uses and Administrative Obligations 15

2.10	Compliance with Third Party Licenses 16

3.	Grant of IP to CSRA 16

3.1	Assignment of Restricted IP to CSRA 16

3.2	Assignment of CSRA Know-How to CSRA 16

3.3	Assignment of CSRA Developed Products to CSRA 17

4.	Grant of Licenses to CSC 17

4.1	Grant of Imminent CSRA IP License to CSC 17

4.2	Grant of CSRA Know-How License to CSC 17

4.3	Grant of CSRA Developed Products License to CSC 18

5.	Term 18

5.1	Initial Term 18

6.	Payment and Taxes 18

6.1	Payment 18

6.2	Taxes 19

7.	Other Obligations 19

7.1	No Support and Maintenance Services 19

7.2	CSRA M&A Activity 19

8.	Warranties 20

8.1	Warranty Exclusions 20

9.	Indemnification; Injunctive Relief; Limitations of Liability 21

9.1	Indemnification by CSC 21

9.2	Indemnification by CSRA 21

9.3	Sole Remedy; Indemnification Procedures 22

9.4	Injunctive Relief 22

9.5	Limitation of Liability 22

10.	Confidential Data & Proprietary Materials 23

10.1	Confidential Data, Proprietary Information, and Trade Secrets 23

10.2	Employees and Sublicensees 23

11.	Termination 23

11.1	Events of Termination 23

11.2	Effect of Termination or Expiration 23

11.3	Survival of Terms 24

12.	General Provisions 24

12.1	Further Assurances 24

12.2	Relationship of the Parties 24

i

12.3	Amendment 24

12.4	Entire Agreement 24

12.5	Priority of Agreements 24

12.6	Assignment 25

12.7	Successors and Assigns 25

12.8	Third Party Beneficiaries 25

12.9	Notices 25

12.10	Rules of Construction 25

12.11	Title and Headings 25

12.12	No Waiver 26

12.13	Severability 26

12.14	Governing Law; Jurisdiction 26

12.15	Dispute Resolution 26

12.16	Specific Performance 26

12.17	Counterparts 27

12.18	Effectiveness of Amendment and Restatement 27
Signatory                                             28
List of Schedules and Exhibits

Schedule 1.1(bbb)	Licensed Products
Schedule 1.1(sss)	Restricted Area
Schedule 1.1(ttt)	Restricted IP
Schedule 1.1(bbbb)	Triggering Event
Schedule 2.5(a)	Licensed Marks
Schedule 2.9(a)	Written Proprietary Item Usage Consent Procedure
Exhibit A	Form of CSC Agility Reseller Agreement

ii

This AMENDED AND RESTATED INTELLECTUAL PROPERTY MATTERS AGREEMENT (this “Agreement”) is dated as of February 10, 2017, by and between Computer Sciences Corporation, a Nevada corporation (“CSC”), and CSRA Inc., a Nevada corporation (“CSRA”). Each of CSC and CSRA is sometimes referred to herein as a “Party” and collectively as the “Parties”.
WHEREAS:

(A)
on November 27, 2015, CSC and CSRA entered into an Intellectual Property Matters Agreement dated as of November 27, 2015 (the “Original IPMA”) in connection with a Master Separation and Distribution Agreement between CSC and CSRA dated as of November 27, 2015 (the “Master Separation and Distribution Agreement”);

(B)	CSC desires to transfer and assign to CSRA, and CSRA desires to acquire from CSC, certain intellectual property rights licensed to CSRA by CSC under the Original IPMA;

(C)
the Parties also desire to amend certain other terms and conditions of the Original IPMA, including certain intellectual property licenses between the Parties and certain payments obligations due by CSRA to CSC; and

(D)	the Parties further desire to amend and restate the Original IPMA to give effect to the foregoing and to make certain other changes.
NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	General
Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed in the Master Separation and Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

(a)	“Acquiring Person” shall have the meaning set forth in Section 2.1(g) of this Agreement.

(b)	“Affiliate” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(c)	“Agreement” shall have the meaning set forth in the preamble to this Agreement.

(d)	“Applicable Licensee” shall mean CSC or CSRA in its capacity as a licensee under this Agreement, as applicable.

(e)	“Applicable Licensed Product Items” shall mean, with respect to each Licensed Product, the Licensed Product Items if and to the extent indicated on Schedule 1.1(bbb).

(f)	“Applicable Licensor” shall mean CSC or CSRA in its capacity as a licensor under this Agreement, as applicable.

1

(g)
“Applicable Security Laws and Regulations” shall mean regulations and policies promulgated by the Defense Security Service, including the National Industrial Security Program Operating Manual (NISPOM), established by Executive Order 12829, and analogue guidance from United States federal government intelligence agencies.

(h)
“Change of Control” shall mean the sale of all or substantially all the assets of CSRA; any merger, consolidation or acquisition of CSRA with, by or into another corporation or other entity; any change in the ownership of more than fifty percent (50%) of the voting capital stock of CSRA in one or more related transactions; or the like.

(i)	“Commercial Field” shall mean outside the CSRA Field.

(j)	“Confidential Information” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(k)
“Consultation Period” shall mean the period not to exceed 90 calendar days following the date hereof, during which CSC and CSRA shall develop an orderly short-term transition plan to cease use by CSRA of any Licensed Products and Licensed Product Items.

(l)	“Contract” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(m)
“Contractor” shall mean any contractor, subcontractor or provider of outsourcing services to CSRA or a CSRA Subsidiary in relation to the CSRA Business that requires the right to use the Licensed Products or Licensed Product Items on behalf of CSRA or a CSRA Subsidiary in order to perform a Customer Contract.

(n)	“CSC” shall have the meaning set forth in the preamble to this Agreement.

(o)	“CSC Agility” shall mean the proprietary Software of CSC or a CSC Subsidiary known as CSC Agility Platform.

(p)	“CSC Agility License” shall have the meaning set forth in Section 2.1(a) of this Agreement.

(q)	“CSC Business” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(r)	“CSC Indemnitee” shall have the meaning set forth in Section 9.2 of this Agreement.

(s)
“CSC Proprietary Items” shall mean the Licensed Products, the Licensed Product Items, the Licensed Know-How and the Licensed Marks and any databases and Software a part of or ancillary thereto, any update, modification, enhancement, derivative work, data format, engine, platform, program, method of processing, graphical user interface, technique, procedure, concept, form, image, documentation, specification, development language, development tool, design, flow chart, instructional material, user booklet, printouts, or other written or machine-readable materials that are a part of or ancillary to the Licensed Products, the Licensed Product Items, the Licensed Know-How and the Licensed Marks and also includes all copyrights, trademarks, trade secrets, patents and other intellectual property right subsisting in or covering any of them.

(t)	“CSC State and Local Field” shall have the meaning set forth in the Master Separation and Distribution Agreement.

2

(u)	“CSC Subsidiary” shall mean any direct or indirect wholly owned subsidiary of CSC.

(v)	“CSRA” shall have the meaning set forth in the preamble to this Agreement.

(w)	“CSRA Business” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(x)	“CSRA Developed Products” shall mean any source code, documentation and Trademarks (consisting of the Trademarks set forth on Schedule 1.1(x)) exclusively related to the NPS Developed Products.

(y)	“CSRA Developed Products Assignment” shall have the meaning set forth in Section 3.3(a) of this Agreement.

(z)	“CSRA Developed Products License” shall have the meaning set forth in Section 4.3 of this Agreement.

(aa)
“CSRA Field” shall mean any licenses or sales (as applicable), directly or indirectly, (i) to any federal Governmental Entity in the United States or any branch or location thereof located outside of the United States, (ii) to any United States state or local Governmental Entity other than in the CSC State and Local Field, or (iii) outside of the United States of America solely in connection with (A) any Contract entered into between CSRA or any CSRA Subsidiary and a United States federal Governmental Entity or (B) any Contract entered into between CSRA or any CSRA Subsidiary and a Governmental Entity outside the United States to the extent in connection with military sales that are sponsored or financed by a United States federal Governmental Entity.

(bb)
“CSRA Know-How” shall mean Licensed Know-How that was solely in the possession of or solely known to CSRA (or a CSRA Group Employee (as defined in the Employee Matters Agreement)) as of the Effective Date and the skill and experience that was solely in the possession of or solely known to a CSRA Group Employee (as defined in the Employee Matters Agreement) as of the Effective Date.

(cc)	“CSRA Know-How Assignment” shall have the meaning set forth in Section 3.2(a) of this Agreement.

(dd)	“CSRA Know-How License” shall have the meaning set forth in Section 4.2 of this Agreement.

(ee)	“CSRA Indemnitee” shall have the meaning set forth in Section 9.1 of this Agreement.

(ff)
“CSRA Personnel” shall mean employees, officers and directors of CSRA or any CSRA Subsidiary engaged in the CSRA Business. CSRA Personnel shall be deemed to exclude all Customers, resellers, distributors or other Persons performing similar functions and any employees, partners, authorized agents and representatives of any such Persons but shall include (for the avoidance of doubt) any Contractor.

(gg)	“CSRA Subsidiary” shall mean any direct or indirect subsidiary of CSRA that is controlled by CSRA.

(hh)
“Customer” shall mean any Person who receives, directly or indirectly, goods and/or services from CSRA or any CSRA Subsidiary in connection with the operation of the CSRA Business and shall exclude (for the avoidance of doubt) any Contractor.

(ii)
“Customer Contract” shall mean any contract, including all task and delivery orders issued thereunder, assumed or entered into between CSRA or any CSRA Subsidiary, on the one hand, and a Customer, on the other hand, in connection with the CSRA Business.

3

(jj)	“Distribution” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(kk)	“DFARS” shall mean the U.S. Department of Defense Federal Acquisition Regulation Supplement.

(ll)	“Effective Date” shall mean November 27, 2015.

(mm)	“Employee Matters Agreement” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(nn)	“Enforcement Action” shall have the meaning set forth in Section 2.8 of this Agreement.

(oo)
“End User” shall mean a Customer (i) that is an agency or instrumentality of the United States federal government, (ii) in connection with military sales that are sponsored or financed by a United States federal Governmental Entity or (iii) that is a state or local government located within the territory of the United States of America (other than a CSC customer in the CSC State and Local Field), in each case that licenses the Licensed Products from CSRA in accordance with the terms of this Agreement and the Reseller Agreement.

(pp)
“Export Control Laws and Regulations” shall mean trade controls found at 22 U.S.C. 2778 of the Arms Export Control Act (“AECA”) Executive Order 13637, the International Traffic in Arms Regulations (“ITAR”) 22 CFR 120-130 Executive Order 13556, and DFARS 252.204-7000 Disclosure of Information and similar special clauses inserted in United States federal government contracts to which CSRA or a CSRA Subsidiary is a party or that have been passed through to CSRA or a CSRA Subsidiary as a subcontractor and that require United States government contracting officer consent prior to disclosure to Third Parties of unclassified documents subject to disclosure restrictions.

(qq)	“FAR” shall mean the U.S. Federal Acquisition Regulation.

(rr)	“Governmental Entity” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(ss)
“Imminent CSRA IP” shall mean any Intellectual Property Rights acquired (whether by merger, consolidation, stock or asset purchase or other similar transaction) by CSRA or a CSRA Subsidiary or developed by CSRA or a CSRA Subsidiary without making use of any CSC Proprietary Items, in each case within six (6) months after the Effective Date, including all Intellectual Property Rights of SRA Companies, Inc. and its direct and indirect Subsidiaries.

(tt)	“Imminent CSRA IP License” shall have the meaning set forth in Section 4.1(a) of this Agreement.

(uu)
“Improvements” shall mean, with respect to any Licensed Product, Licensed Product Items or Imminent CSRA IP, all derivative works of such Licensed Product, Licensed Product Items or Imminent CSRA IP as well as all inventions, modifications, improvements, fixes, enhancements and/or updates made to or derived from such Licensed Product, Licensed Product Items or Imminent CSRA IP, in each case whether or not any of the foregoing is entitled to protection under applicable Law.

(vv)	“Initial Term” shall have the meaning set forth in Section 5.1 of this Agreement.

4

(ww)
“Intellectual Property Rights” shall mean all intellectual property, proprietary and industrial property rights of any kind worldwide, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, including software, code, algorithms, databases, compilations and documentation, (iv) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes, (v) moral rights and rights of privacy and publicity, (vi) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof and (vii) all rights and remedies against infringement, misappropriation, or other violation of the foregoing.

(xx)	“Know-How License” shall have the meaning set forth in Section 2.4(a) of this Agreement.

(yy)
“Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Entities having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Entity thereof.

(zz)
“Licensed Know-How” shall mean the information, ideas, knowledge, skill and experience owned by CSC or a CSC Subsidiary as of the Effective Date and in the possession of or known to CSRA (or a CSRA Group Employee (as defined in the Employee Matters Agreement)) as of the Effective Date that CSRA reasonably requires to conduct the CSRA Business as of the Effective Date, whether or not proprietary or patentable, or public or confidential, and whether stored or transmitted in oral, documentary, electronic or other form and excluding, for the avoidance of doubt, any Restricted IP, Licensed Products, Licensed Product Items, Licensed Marks and CSRA Know-How.

([[)	“Licensed Marks” shall have the meaning set forth in Section 2.5(a) of this Agreement.

(aaa)	“Licensed Products” shall mean each of the products and services listed on Schedule 1.1(bbb), collectively, excluding the NPS-Developed Products.

(bbb)
“Licensed Product Configuration Software” shall mean the code owned by CSC or its controlled Affiliates that, together with the applicable Third Party Software licensed directly by CSRA from such Third Party, is used to create a Licensed Product, including scripts, configuration files, blueprints and CSC proprietary Software.

(ccc)
“Licensed Product Documentation” shall mean the offering and/or service descriptions, installation and instructional guides and training materials generally provided by CSC to clients for use in connection with a Licensed Product.

(ddd)	“Licensed Product Items” shall mean the Licensed Product Configuration Software, Licensed Product Documentation, Licensed Product Sales Materials and Licensed Product Specifications, collectively.

(eee)
“Licensed Product Sales Materials” shall mean sales and marketing materials generally provided by CSC to its internal sales personnel for use in connection with the Licensed Products, including pricing information as indicated on Schedule 1.1(bbb).

5

(fff)
“Licensed Product Specifications” shall mean the technical description and specifications of the Licensed Products that CSC uses to build and support the Licensed Products, but that are not provided to CSC clients or resellers.

(ggg)
“Losses” shall mean all losses, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by a CSC Indemnitee or a CSRA Indemnitee.

(hhh)	“Market Rate License” shall mean a stand-alone software license agreement on terms mutually agreed by CSC and CSRA reflecting arm’s length market terms.

(iii)	“Master Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

(jjj)	“NPS-Developed Products” shall mean those Licensed Products listed as “NPS-Developed Products” on Schedule 1.1(bbb).

(kkk)	“Original IPMA” shall have the meaning set forth in the recitals to this Agreement.

(lll)	“Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

(mmm)
“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

(nnn)	“Pre-COC Subsidiaries” shall have the meaning set forth in Section 2.1(g) of this Agreement.

(ooo)	“Products License” shall have the meaning set forth in Section 2.2(a) of this Agreement.

(ppp)	“Recoveries” shall have the meaning set forth in Section 2.8 of this Agreement.

(qqq)	“Reseller Agreement” shall mean the CSC Agility Reseller Agreement in the agreed form attached hereto as Exhibit A.

(rrr)	“Restricted Area” shall have the meaning set forth on Schedule 1.1(sss).

(sss)	“Restricted IP” shall mean all Intellectual Property Rights relating exclusively to, used exclusively in, or arising exclusively from those products or services set forth on Schedule 1.1(ttt).

(ttt)	“Restricted IP Assignment” shall have the meaning set forth in Section 3.1(a).

(uuu)
“Software” shall mean any software whether in source code or object code, including application software, instructions for controlling the operation of a central processing unit or computer, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, but specifically excluding any licensed Third Party software.

(vvv)
“Tax” shall mean all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together

6

with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

(www)
“Technical Data” shall mean recorded information, regardless of the form or method of the recording, of a scientific or technical nature (including computer software documentation). The term does not include computer software or data incidental to contract administration, such as financial and/or management information.

(xxx)	“Third Party” shall mean any Person who is not a Party to this Agreement.

(yyy)
“Trademarks” shall mean trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, social media identifiers, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(zzz)	“Trademarks License” shall have the meaning set forth in Section 2.5(a) of this Agreement.

([[[)	“Triggering Event” shall have the meaning set forth in Schedule 1.1(bbbb).

(aaaa)	“Unlicensed Marks” shall mean all Trademarks owned by CSC or its controlled Affiliates other than the Licensed Marks.

(bbbb)	“Virginia Courts” shall have the meaning set forth in Section 12.14 of this Agreement.

(cccc)
“Wind-Down Period” shall mean the period commencing at the end of the Consultation Period and ending 60 calendar days following the end of the Consultation Period. In no event shall the Wind-Down Period extend beyond July 3, 2017.

1.2	References; Interpretation
References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

2.	GRANT OF LICENSES TO CSRA

2.1	Grant of CSC Agility License

(a)
Upon the terms and subject to the conditions set forth in this Agreement, including Section 2.3, and excluding any Intellectual Property Rights of any Third Party in CSC Agility or the Applicable Licensed Product

7

Items, CSC hereby grants to CSRA a non-exclusive, non-transferrable, non-assignable, royalty-free, limited license to access and use CSC Agility and the Applicable Licensed Product Items and to sublicense CSC Agility and the Applicable Licensed Product Items to CSRA Subsidiaries, in each case in accordance with and as expressly permitted by this Agreement, and to sublicense CSC Agility and the Licensed Product Documentation to End Users in accordance with and as expressly permitted by the Reseller Agreement and in no other manner whatsoever (the “CSC Agility License”). The CSC Agility License shall be limited solely to the CSRA Field and shall expire at the end of the Wind-Down Period; provided, that, if CSRA believes that it will be unable to cease use of CSC Agility within the Wind-Down Period, CSC will agree to license CSC Agility pursuant to a Market Rate License to be mutually agreed during the Consultation Period.

(b)	From and after the date hereof, the CSC Agility License shall not entitle CSRA to access or use any Improvements to CSC Agility or the Applicable Licensed Product Items or any new versions thereof.

(c)
CSRA hereby assigns, and agrees to cause all CSRA Subsidiaries and to require all End Users to assign, all right (including all Intellectual Property Rights), title and interest in and to any and all Improvements made or created from or based on CSC Agility or any Applicable Licensed Product Items by or on behalf of CSRA or a CSRA Subsidiary or End User prior to expiration of the Wind-Down Period to CSC, and, as between the Parties and any CSRA Subsidiaries (and each agreement with End Users shall so provide), CSC shall have sole and exclusive ownership of such Improvements and all right (including all Intellectual Property Rights), title and interest therein and thereto.

(d)
The CSC Agility License does not create on behalf of CSRA or any CSRA Subsidiary or End User any right to or interest in or right of possession or access to the source code relating to CSC Agility or the Applicable Licensed Product Items or any right to possess, or copy or decompile object code relating to CSC Agility or the Applicable Licensed Product Items.

(e)
CSRA (acting through CSRA Personnel) may, until the end of the Wind-Down Period, use CSC Agility and the Applicable Licensed Product Items only to the extent required in connection with the operation of the CSRA Business in the CSRA Field and otherwise in accordance with this Agreement and only as and to the extent necessary to meet the performance requirements of End Users under Customer Contracts in accordance with the terms and conditions of the Reseller Agreement. Any use by CSRA or End Users of CSC Agility or the Applicable Licensed Product Items after the Wind-Down Period shall be prohibited unless CSRA has entered into a Market Rate License.

(f)
CSRA shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under CSC Agility or the Applicable Licensed Product Items other than to CSRA Subsidiaries to the extent required in connection with the operation of the CSRA Business in accordance with this Agreement or, prior to the end of the Consultation Period, to End Users in accordance with the Reseller Agreement.

(g)
Notwithstanding anything to the contrary contained herein, the CSC Agility License shall not extend to any Person that, directly or indirectly, acquires control of CSRA through a Change of Control of CSRA (an “Acquiring Person”) or to any Affiliate or subsidiary of any such Acquiring Person (other than CSRA and entities that were direct or indirect subsidiaries of CSRA prior to the time such Acquiring Person acquired such control (a “Pre-COC Subsidiaries”)). Without limiting the foregoing, if any material operations or businesses are contributed by any Affiliate of an Acquiring Person (other than a Pre-COC

8

Subsidiary) to CSRA or a Pre-COC Subsidiary, such contributed operations or businesses shall not be entitled to any of the rights granted pursuant to the CSC Agility License.

2.2	Grant of Products License

(a)
Except with respect to CSC Agility (which shall be licensed to CSRA pursuant to Section 2.1), upon the terms and subject to the conditions set forth in this Agreement, including Section 2.3, and excluding any Intellectual Property Rights of any Third Party in the Licensed Products and the Applicable Licensed Product Items, CSC hereby grants to CSRA a non-exclusive, non-transferrable, non-assignable, royalty-free limited license to access and use the Licensed Products and the Applicable Licensed Product Items and to sublicense the Licensed Products and the Applicable Licensed Product Items solely to CSRA Subsidiaries and End Users, in each case in accordance with and as expressly permitted by this Agreement and in no other manner whatsoever (the “Products License”). The Products License shall be limited solely to the CSRA Field and shall expire at the end of the Wind-Down Period; provided, that, if CSRA believes that it will be unable to cease use of a Licensed Product within the Wind-Down Period, CSC will agree to license such Licensed Product pursuant to a Market Rate License to be mutually agreed during the Consultation Period.

(b)
From and after the date hereof, the Products License shall not entitle CSRA to access or use any Improvements to the Licensed Products or the Applicable Licensed Product Items or any new versions thereof.

(c)
CSRA hereby assigns, and agrees to cause all CSRA Subsidiaries and to require all End Users to assign, all right (including all Intellectual Property Rights), title and interest in and to any and all Improvements made or created from or based on any Licensed Products or Applicable Licensed Product Items by or on behalf of CSRA or a CSRA Subsidiary or End User prior to expiration of the Wind-Down Period to CSC, and, as between the Parties and any CSRA Subsidiaries (and each agreement with End Users shall so provide), CSC shall have sole and exclusive ownership of such Improvements and all right (including all Intellectual Property Rights), title and interest therein and thereto.

(d)
The Products License does not create on behalf of CSRA or any CSRA Subsidiary or End User any right to or interest in or right of possession or access to the source code relating to the Licensed Products or Applicable Licensed Product Items or any right to possess, or copy or decompile object code relating to the Licensed Products or Applicable Licensed Product Items.

(e)
CSRA (acting through CSRA Personnel) may, until the end of the Wind-Down Period, use the Licensed Products and the Applicable Licensed Product Items only to the extent required in connection with the operation of the CSRA Business in the CSRA Field and otherwise in accordance with this Agreement.

(f)
CSRA shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under the Licensed Products or Applicable Licensed Product Items other than to CSRA Subsidiaries to the extent required in connection with the operation of the CSRA Business or, prior to the end of the Consultation Period, to End Users, in each case in accordance with this Agreement.

(g)
Notwithstanding anything to the contrary contained herein, the Products License shall not extend to any Acquiring Person or to any Affiliate or subsidiary of any such Acquiring Person (other than CSRA and Pre-COC Subsidiaries). Without limiting the foregoing, if any material operations or businesses are contributed by any Affiliate of an Acquiring Person (other than a Pre-COC Subsidiary) to CSRA or a Pre-COC

9

Subsidiary, such contributed operations or businesses shall not be entitled to any of the rights granted pursuant to the Products License.

2.3	Applicable Licensed Product Items

(a)
Notwithstanding anything herein to the contrary, to the extent the Products License granted to CSRA in Section 2.2(a) entitles CSRA to any Licensed Product Configuration Software, CSRA shall only be permitted pursuant to such license to (i) access, use and copy such Licensed Product Configuration Software and (ii) either sublicense the Licensed Product Configuration Software to CSRA Subsidiaries and End Users or use the Licensed Product Configuration Software for internal use only in each case as specified on Schedule 1.1(bbb) and only until the expiration of the Wind-Down Period.

(b)
Notwithstanding anything herein to the contrary, to the extent the CSC Agility License granted to CSRA in Section 2.1(a) or the Products License granted to CSRA in Section 2.2(a) entitles CSRA to Licensed Product Documentation, CSRA shall only be permitted pursuant to such license to access, use and copy such Licensed Product Documentation and, prior to the end of the Consultation Period, sublicense such Licensed Product Documentation to CSRA Subsidiaries and End Users and only until the expiration of the Wind-Down Period.

(c)
Notwithstanding anything herein to the contrary, to the extent the CSC Agility License granted to CSRA in Section 2.1(a) or the Products License granted to CSRA in Section 2.2(a) entitles CSRA to any Licensed Product Specifications, CSRA shall only be permitted pursuant to such license to access, use and copy such Licensed Product Specification for internal use only as necessary to support the applicable Licensed Product and only until the expiration of the Wind-Down Period. For the avoidance of doubt, under no circumstances shall CSRA or any CSRA Subsidiaries provide copies of, display or otherwise disclose the Licensed Product Specifications to End Users or to any Third Party other than CSRA Personnel.

(d)
Notwithstanding anything herein to the contrary, to the extent the CSC Agility License granted to CSRA in Section 2.1(a) or the Products License granted to CSRA in Section 2.2(a) entitles CSRA to any Licensed Product Sales Materials, CSRA shall only be permitted pursuant to such license to access, use and copy such Licensed Product Sales Materials solely for internal use and only until the expiration of the Wind-Down Period.

2.4	Grant of Know-How License

(a)
Upon the terms and subject to the conditions set forth in this Agreement, CSC hereby grants to CSRA a perpetual, non-exclusive, non-transferrable, non-assignable, royalty-free limited license to access and use the Licensed Know-How in accordance with and as expressly permitted by this Agreement and in no other manner whatsoever (the “Know-How License”). During the Initial Term, the Know-How License shall be limited solely to the CSRA Field. Notwithstanding the foregoing, if the Triggering Event shall have occurred, the Know-How License shall be extended to include the CSRA Field and the Commercial Field, other than the Restricted Area for the remainder of the Initial Term. For the avoidance of doubt, following the termination of this Agreement or expiration of the Initial Term, the Know-How License shall remain in effect for the CSRA Field and the Commercial Field on a non-exclusive basis, including with respect to the Restricted Area.

10

(b)
CSRA shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under the Licensed Know-How other than to CSRA Subsidiaries to the extent required in connection with the operation of the CSRA Business solely in the CSRA Field (or, if the Triggering Event shall have occurred, the CSRA Field and the Commercial Field, other than the Restricted Area for the remainder of Initial Term) and in accordance with this Agreement.

2.5	Grant of Trademarks License

(a)
Upon the terms and subject to the conditions set forth in this Section 2.5, including Section 2.5(c), CSC hereby grants to CSRA and CSRA Subsidiaries a non-transferrable, non-assignable, royalty-free, non-exclusive, limited license to use the trademarks, service marks, logos, and domain names listed on Schedule 2.5(a), whether registered or unregistered (the “Licensed Marks”), within the CSRA Field, in connection with the operation, advertisement, marketing, promotion and support of the CSRA Business and the Licensed Products in accordance with the limitations set forth on Schedule 2.5(a), and in a manner not likely to cause confusion with the Unlicensed Marks (the “Trademarks License”), which Trademarks License shall expire at the end of the Wind-Down Period.

(b)
CSRA acknowledges and agrees, and agrees to cause all CSRA Subsidiaries and sublicensees to acknowledge and agree, that all right (including all Intellectual Property Rights), title and interest in the Licensed Marks are owned exclusively by CSC. No right, title or interest in any Unlicensed Marks are granted to CSRA, CSRA Subsidiaries or any Third Party by this Agreement.

(c)
Notwithstanding anything herein to the contrary, CSRA shall have no right under the Trademarks License to use the specific marks (i) “COMPUTER SCIENCES” or (ii) “CSC”. CSRA shall, and shall cause the applicable CSRA Subsidiaries to, (i) use its and their best efforts to promptly file amended articles of incorporation (or equivalent organizational documents) with the appropriate Governmental Entity changing its corporate or entity name to a corporate or entity name that does not contain “COMPUTER SCIENCES” or “CSC”, and (ii) provide CSC with any additional information, documents and materials that CSC may request to evidence those filings. None of the other Licensed Marks may be used by CSRA or CSRA Subsidiaries as a corporate or entity name, or trade name.

(d)
Other than the specific marks “COMPUTER SCIENCES” and “CSC”, which may not be sublicensed to any Person, CSRA and CSRA Subsidiaries may sublicense the Licensed Marks solely in writing in accordance with the Trademarks License to advertisers, distributors, vendors, dealers, suppliers and other Persons, solely for use in connection with the operation of the CSRA Business in a manner consistent with current practice and in accordance with and as expressly permitted by this Agreement until the expiration of the Wind-Down Period. CSRA shall be liable hereunder for any act or omission by a sublicensee or by any CSRA Subsidiaries that would constitute a breach of the Trademarks License or other terms hereof, as if committed by CSRA.

(e)
CSRA’s, CSRA Subsidiaries’ and any sublicensees’ use of the Licensed Marks shall comply with relevant elements of CSC’s trademark guidelines and applicable Laws. CSC further reserves the right to approve the quality and propriety of any goods or services using the Licensed Marks, which approval shall not be unreasonably withheld, conditioned or delayed. It is the purpose of this provision to prevent uses of the Licensed Marks in a manner that are inconsistent with CSC’s high quality of goods and services or in a manner that might be offensive to ordinary and customary standards of exceptional service as determined by CSC, in its sole discretion, or that could undermine or damage the reputation of CSC. CSRA further

11

agrees to furnish CSC, upon request, with sample specimens of each item bearing or displaying the Licensed Marks or pre-printed promotional literature, video, media production, web pages, or other marketing aids which CSRA, CSRA Subsidiaries, or any sublicensee proposes to use with and which incorporate the Licensed Marks. CSRA agrees that all advertising and promotional materials in which it and CSRA Subsidiaries and sublicensees use the Licensed Marks shall be truthful in all respects. CSC shall have the right to require CSRA, CSRA Subsidiaries and any sublicensee to make reasonable changes to such literature or marketing aids, or to any goods or services, for the purpose of eliminating inaccuracies, to ensure compliance with the requirements of this section or otherwise to protect the Licensed Marks. CSC shall not be deemed to endorse the accuracy of, or assume any legal responsibility for the contents of, such promotional material or media presentations. CSRA and CSRA Subsidiaries may not modify, change or alter any Licensed Mark without the prior written consent of CSC. CSRA agrees that it shall not, directly or indirectly, do, omit to do, or permit to be done, any act that will or may dilute the goodwill associated with the Licensed Marks or tarnish or bring into disrepute the reputation of or goodwill associated with the Licensed Marks or CSC or that will or may invalidate or jeopardize any registration of the Licensed Marks. CSRA and CSRA Subsidiaries shall not purchase Internet keywords or domain names containing the Licensed Marks.

(f)
CSRA recognizes the ownership of, and great value of the goodwill associated with, the Licensed Marks as well as the mark “COMPUTER SCIENCES CORPORATION”. CSRA acknowledges that such goodwill belongs to CSC and that such Licensed Marks, as well as the mark “COMPUTER SCIENCES CORPORATION”, have inherent and/or acquired distinctiveness and are famous marks. Nothing in this Agreement gives CSRA, CSRA Subsidiaries, or any sublicensees any right, title, or interest in the Licensed Marks, except the right to use the Licensed Marks in accordance with the terms of this Agreement until the expiration of the Wind-Down Period. CSRA’s, CSRA Subsidiaries’, and any sublicensees’ use of the Licensed Marks shall inure to the benefit of CSC. CSRA, CSRA Subsidiaries, and sublicensees, will not, and will not cause any other Person to, seek to register any marks for, containing, or confusingly similar to, the Licensed Marks. CSRA, CSRA Subsidiaries, and sublicensees shall not, and shall not cause any other Person to, oppose or seek to cancel or challenge, in any forum anywhere in the world, including, but not limited to, the United States Patent and Trademark Office, any application or registration by CSC for the Licensed Marks, or any composite mark containing a Licensed Mark as an element of such composite mark. Further, CSRA, CSRA Subsidiaries, and sublicensees shall not, and shall not cause any other Person to, object to, or file any action or lawsuit because of, any use by CSC of (i) the Licensed Marks, (ii) any composite mark containing a Licensed Mark, or (iii) any company name, corporate name, trade name, keyword, or domain name consisting of or containing any of the Licensed Marks, for or in connection with any goods or services, whether such use is by CSC directly or through CSC’s licensees, CSC Subsidiaries, or CSC’s authorized users; and CSRA, CSRA Subsidiaries, and sublicensees will not, and will not cause any other Person to, take any other action that may adversely affect or contest CSC’s ownership of or right to use or the validity, incontestability or enforceability of the Licensed Marks, any composite mark containing a Licensed Mark, or the goodwill associated with the Licensed Marks.

(g)
CSRA, CSRA Subsidiaries, and any sublicensees as permitted under this Agreement will display on materials utilizing or displaying the Licensed Marks any notice, marking, or indicia of ownership required by this Agreement or otherwise by CSC from time to time. CSRA, CSRA Subsidiaries, and any sublicensees as permitted under this Agreement will, in all material respects, use the Licensed Marks in a manner reasonably calculated to prevent the Licensed Marks from becoming generic or otherwise invalid.

12

(h)
CSRA agrees to notify CSC in writing, as promptly as reasonably practicable, of any of the following that may come to the attention of CSRA: (i) any adoption, use, or registration of any mark, trade name, trading style or corporate name, domain name, or designation which would infringe, impair or dilute, or tend to infringe, impair or dilute, the Licensed Marks, (ii) any challenge to CSC’s use, CSRA’s use, CSRA Subsidiaries’ use, or any sublicensees’ use of any Licensed Mark, or (iii) any claim made by any Person of any rights in any Licensed Mark.

(i)
Except as provided herein, CSC shall be responsible, at its sole discretion, for renewing and maintaining at CSC’s expense all trademark applications and registrations for the Licensed Marks. CSC may elect, for any reason, not to renew any applications and registrations for the Licensed Marks.

(j)
Nothing in this Agreement shall constitute any representation or warranty by CSC that any Licensed Mark is valid or that the exercise by CSRA, any CSRA Subsidiary, or any sublicensee of any rights granted under this Agreement with respect to any Licensed Mark will not infringe the Intellectual Property Rights of any Person.

2.6	Grant of License to NPS-Developed Products
CSC hereby grants to CSRA a non-exclusive, transferrable, assignable, royalty-free limited license to access and use all right, title and interest CSC retains on the date hereof in and to the NPS-Developed Products and the Applicable Licensed Product Items (the “NPS-Developed Products License”). During the Initial Term, the NPS-Developed Products License shall be limited solely to the CSRA Field and shall be exclusive as to clause (i) of the definition of CSRA Field even as against CSC. Notwithstanding the foregoing, if the Triggering Event shall have occurred, the NPS-Developed Products License shall be extended to include the CSRA Field and the Commercial Field other than the Restricted Area. For the avoidance of doubt, following the termination of this Agreement or expiration of the Initial Term, the NPS-Developed Products License shall remain in effect for the CSRA Field and the Commercial Field on a non-exclusive basis, including with respect to the Restricted Area.

2.7	Preservation of Ownership of Proprietary Rights and Sublicense Requirements

(a)
All rights not specifically granted to CSRA herein are hereby retained by CSC. There are no implied licenses to any of the CSC Proprietary Items (or to any right, title or interest therein or part, portion or aspect thereof). CSRA covenants, and agrees to cause all CSRA Subsidiaries and require all other sublicensees to covenant, to take no action or commit any omission that would reasonably be expected to be adverse to CSC’s sole and exclusive ownership of all right (including all Intellectual Property Rights), title and interest in and to the CSC Proprietary Items and shall not (i) apply to register or cooperate in any effort by any Third Party to register any right (including any Intellectual Property Rights), title or interest in or to any CSC Proprietary Items anywhere in the world in connection with any products or services, (ii) challenge or participate in any challenge or diminution of CSC’s rights (including any Intellectual Property Rights) in the CSC Proprietary Items, or (iii) do anything else inconsistent with CSC’s rights (including any Intellectual Property Rights) in the CSC Proprietary Items. If, contrary to the intent of the Parties, it should occur that CSRA has any rights of ownership in the CSC Proprietary Items, CSRA hereby agrees, at any time upon the written request of CSC, to assign and to sell for ten dollars (US$10.00) to CSC any and all such rights of ownership as well as the entire right, title and interest to any such right (including any attendant goodwill), and CSRA agrees that it has not entered and shall not enter into any agreement with any Third Party, including any CSRA Subsidiaries or other sublicensees, or otherwise take or fail to take any action, that would prevent

13

such assignment and sale. CSRA shall promptly upon request by CSC execute, without additional consideration, any assignment or other document that may be reasonably necessary or appropriate for CSC to purchase, take assignment or perfect its ownership interest or to memorialize, record or otherwise denote or demonstrate ownership by CSC of all right (including all Intellectual Property Rights), title and interest in and to any CSC Proprietary Items.

(b)
CSC shall be responsible, at CSC’s own expense, for, and shall make all decisions concerning, the preparation, filing, registration, prosecution, renewal, enforcement and maintenance of any Intellectual Property Rights in or covering any CSC Proprietary Item. CSRA agrees to, and agrees to cause all CSRA Subsidiaries and require all other sublicensees to, cooperate fully with, and provide reasonable assistance to, CSC in respect thereof, at CSC’s own expense.

(c)
In order to assign title to CSC in accordance with the terms of this Agreement, CSRA shall take all actions reasonably required to obtain title to inventions made in the performance of a Customer Contract, including providing timely notice to the Customer under such Customer Contract and electing to take title. CSRA shall seek an advance waiver of any Governmental Entity’s right to take title in those instances where such requests are required or permitted.

(d)
Unless CSC has provided its express, prior written consent (in accordance with CSC’s internal delegation of authority policy and procedures), CSRA shall not enter into any Customer Contract that includes FAR Clause 52.227-17, “Rights in Data - Special Works” or Department of Defense FAR Supplement Cause 252.227-7020, “Rights in Special Works,” or any other similar provision that grants any Governmental Entity a right to title to any CSC Proprietary Item.

(e)
CSRA shall set forth in written agreements with any sublicensee all applicable restrictions and obligations regarding CSC Proprietary Items as set forth in this Agreement. CSRA shall not grant any right to or fail to require any obligation from any permitted sublicensee that is inconsistent with the terms and conditions of this Agreement or reduces or eliminates protections of CSC Proprietary Items or CSC’s ownership of CSC Proprietary Items as set forth herein. CSRA shall expressly identify CSC as a third party beneficiary in all written agreements with any sublicensee.

(f)
CSRA shall set forth in written agreements with any Contractor all applicable restrictions and obligations regarding such Licensed Product or the Applicable Licensed Product Items as set forth in this Agreement.

2.8	Enforcement Actions
CSRA agrees to notify CSC in writing, as promptly as reasonably practicable, of any actual, threatened or alleged infringement, challenge, misappropriation, claim, impairment or violation of any Intellectual Property Rights relating to the Licensed Products, Licensed Know-How or Licensed Marks that comes to the attention of CSRA or a CSRA Subsidiary. CSC shall have sole and exclusive authority and discretion to take such legal action as it deems appropriate and control any dispute, claim, litigation, United States Patent and Trademark Office or other U.S. or foreign governmental or administrative proceeding, or other action arising out of any actual or alleged infringement, challenge, misappropriation, claim, impairment or violation of any Intellectual Property Rights relating to the CSC Proprietary Items and including any brought by a Third Party (an “Enforcement Action”). Unless the Parties otherwise agree, all costs and expenses related to an Enforcement Action shall be borne by CSC, and CSC shall be entitled to all monetary damages, fines, settlement payments, costs, attorneys’ fees, and other amounts (“Recoveries”) awarded to

14

CSC as a direct result of an Enforcement Action. CSRA shall, and if requested by CSC cause CSRA Subsidiaries and any sublicensees to, at CSC’s expense, cooperate fully and promptly with CSC with respect to such Enforcement Action, in such manner and to such extent as CSC may reasonably request, including joining such Enforcement Action as a party. Nothing herein shall be construed as requiring CSC to take any action to bring or defend any Enforcement Action or to indemnify or hold harmless CSRA, CSRA Subsidiaries, or any sublicensees in connection therewith. During the Initial Term, in the event CSC provides written notice or confirmation to CSRA that it determines not to bring an Enforcement Action, CSRA may, with the prior written consent of CSC (which consent may be withheld by CSC for any reason in its sole discretion), bring an Enforcement Action with respect to any violation of the Licensed Products, Licensed Know-How or Licensed Marks that CSRA reasonably believes would have a material and adverse effect on its business; provided, however, that CSRA shall not compromise or settle any Enforcement Action without the prior written consent of CSC; provided, further that CSRA shall indemnify, defend and hold harmless (at CSRA’s sole cost and expense) CSC for any losses of CSC arising from or relating to such Enforcement Action brought by CSRA without CSC’s prior written consent, including, for the avoidance of doubt, any losses arising from any counterclaim to such Enforcement Action. Unless the Parties otherwise agree, all costs and expenses related to an Enforcement Action brought by CSRA shall be borne by CSRA and any Recoveries awarded to CSRA as a direct result of an Enforcement Action brought by CSRA shall belong to CSRA. CSC shall, if reasonably requested by CSRA and at CSRA’ expense, provide and cause its controlled Affiliates to provide reasonable cooperation with respect to any such Enforcement Action. For the avoidance of doubt, nothing herein shall be construed as requiring CSC to join as a party any Enforcement Action brought by CSRA.

2.9	Prohibited Uses and Administrative Obligations

(a)
Except as expressly permitted by this Agreement (including Section 2.9(b)) or with the prior written consent of CSC (not to be unreasonably withheld, conditioned or delayed) in accordance with Schedule 2.9(a), CSRA shall not, nor shall it allow or give permission to any Third Party, including but not limited to any CSRA Subsidiary, End User or Governmental Entity, to:

(i)	use, copy (except for internal archival purposes), distribute, rent, lease, license, lend, give, sublicense, disclose or transfer any of the CSC Proprietary Items or any portion thereof;

(ii)
access or make available to any Third Party source code in any manner (and whether or not subject to escrow arrangements) relating to the Licensed Products, Licensed Product Items or any portion thereof;

(iii)	translate, modify, adapt, enhance, extend, decompile, disassemble or reverse engineer the Licensed Products, Licensed Product Items or any portion thereof;

(iv)	transfer, assign or sublicense, or purport to transfer, assign or sublicense, to any Third Party any right, including any Intellectual Property Rights, in or to any of the CSC Proprietary Items;

(v)	allow any of the CSC Proprietary Items or any right in any of them to become subject of any charge, lien or encumbrance;

(vi)	alter, remove or obscure any trademark, copyright, trade secret, patent, proprietary right and/or other legal notice of CSC that are part of or affixed to any of the CSC Proprietary Items;

15

(vii)
modify, decompile, disassemble or reverse engineer or otherwise attempt to derive, obtain or modify the source code to, write or develop any derivative software based upon the Licensed Products, or sell, rent, lease, license, sublicense, copy, reproduce, disclose or transmit the CSC Proprietary Items or any portion thereof, or permit any Third Party to do any of the foregoing, for any purpose whatsoever;

(viii)	use or permit use of the CSC Proprietary Items by a Third Party or on any service bureau, time-sharing or similar system; or

(ix)	create Improvements or additions to any of the CSC Proprietary Items.
For purposes of this Section 2.9(a), CSC Proprietary Items shall include, with respect to Licensed Know-How, only that Licensed Know-How that is Technical Data related to Licensed Products or any other reasonably identifiable products or services in existence and owned by CSC or a CSC Subsidiary as of the Effective Date.

(b)
Prior to entering into any Customer Contract in connection with any CSC Proprietary Items with any Governmental Entity, CSRA or the applicable CSRA Subsidiary shall first (i) obtain a written acknowledgment from the relevant contracting officer that such CSC Proprietary Items required to be delivered or used in performance of such Customer Contract are “commercial items” as such term is defined in FAR 2.101, (ii) ensure that the regulatory-specified contract clauses and licenses, if any, for the acquisition of such “commercial items” are included in such Customer Contract and (iii) obtain a written acknowledgment from the relevant contracting officer that any modifications to such “commercial items” are (A) of a type customarily available in the commercial marketplace or (B) minor modifications made to meet U.S. federal government requirements.

(c)
CSRA shall effect and maintain security measures as are necessary to safeguard the CSC Proprietary Items from any unauthorized access or use by any Person. CSRA shall cause CSRA Subsidiaries to comply with the terms and conditions of this Agreement and CSRA shall be liable hereunder for the actions and inactions of CSRA Subsidiaries, all CSRA Personnel and all other sublicensees as though they were the actions or inactions of CSRA.

(d)
CSRA shall not, and agrees to cause CSRA Subsidiaries to not, take any action or grant any sublicense to any Person that exceeds the scope of any license or right to sublicense granted by this Agreement.

(e)	CSRA shall not, and agrees to cause CSRA Subsidiaries to not, directly or indirectly, violate any applicable Laws or regulations in exercising any rights provided by or performed under this Agreement.

2.10	Compliance with Third Party Licenses
CSRA shall comply with the terms of the license agreements governing Third Party vendor materials incorporated into any of the Licensed Products or Licensed Product Items as and to the extent CSC so notifies CSRA in writing from time to time. None of the licenses or rights to sublicense granted hereby include any license to or right to sublicense the Intellectual Property Rights of any Third Party, unless and only to the extent CSC is authorized to provide such license or right to sublicense to CSRA. CSRA acknowledges and agrees that CSRA shall seek any license to or right to sublicense any Intellectual Property Rights of a Third Party in the CSC Proprietary Items from such Third Party. CSRA shall comply with any

16

requirements set forth in the Reseller Agreement relating to the Intellectual Property Rights of any Third Party in CSC Agility or the Applicable Licensed Product Items.

3.	GRANT OF IP TO CSRA

3.1	Assignment of Restricted IP to CSRA

(a)
CSC hereby assigns, conveys, transfers and delivers to CSRA or its designee all of CSC’s right, title and interest in and to the Restricted IP, including, without limitation, any and all goodwill symbolized thereby (as applicable), the right to recover for damages and profits for past, present and future infringements, dilutions, misappropriations or other violations of any part of the Restricted IP and the right to sue for and recover the same throughout the world in the name of CSC or its designee (the “Restricted IP Assignment”).

(b)
The Restricted IP Assignment may be made of record in any government and/or administrative authority in any applicable jurisdiction, including in the United States Patent and Trademark Office and the United States Copyright Office, as appropriate and desired by CSRA.

3.2	Assignment of CSRA Know-How to CSRA

(a)
Upon the terms and subject to the conditions set forth in this Agreement, CSC hereby irrevocably assigns, conveys, transfers and delivers to CSRA or its designee all of CSC’s right, title and interest in and to the CSRA Know-How, including, without limitation, any and all goodwill symbolized thereby (as applicable), the right to recover for damages and profits for past, present and future infringements, dilutions, misappropriations or other violations of any part of the CSRA Know-How and the right to sue for and recover the same throughout the world in the name of CSC or its designee (the “CSRA Know-How Assignment”)

(b)
The CSRA Know-How Assignment may be made of record in any government and/or administrative authority in any applicable jurisdiction, including in the United States Patent and Trademark Office and the United States Copyright Office, as appropriate and desired by CSRA (at CSRA’s sole cost and expense).

3.3	Assignment of CSRA Developed Products to CSRA

(a)
Upon the terms and subject to the conditions set forth in this Agreement, CSC hereby irrevocably assigns, conveys, transfers and delivers to CSRA or its designee all of CSC’s right, title and interest in and to the CSRA Developed Products, including, without limitation, any and all goodwill symbolized thereby (as applicable), the right to recover for damages and profits for past, present and future infringements, dilutions, misappropriations or other violations of any part of the CSRA Developed Products and the right to sue for and recover the same throughout the world in the name of CSC or its designee (the “CSRA Developed Products Assignment”).

(b)
The CSRA Developed Products Assignment may be made of record in any government and/or administrative authority in any applicable jurisdiction, including in the United States Patent and Trademark Office and the United States Copyright Office, as appropriate and desired by CSRA (at CSRA’s sole cost and expense).

4.	GRANT OF LICENSES TO CSC

4.1	Grant of Imminent CSRA IP License to CSC

17

(a)
CSRA hereby grants to CSC a non-exclusive, perpetual, non-transferrable, non-assignable, royalty-free, fully paid-up right and license to access, use, copy, make Improvements to and sublicense to end users, any CSC Subsidiary and any contractor of CSC or of a CSC Subsidiary any Imminent CSRA IP (the “Imminent CSRA IP License”). During the Initial Term, the Imminent CSRA IP License (other than in respect of any Imminent CSRA IP that constitutes Know-How) shall be limited solely to outside the CSRA Field.

(b)
Without limiting the foregoing, the Imminent CSRA IP License shall entitle CSC to access, use, copy and sublicense in accordance herewith all Improvements to the Imminent CSRA IP as well as any new versions thereof in each case that are created and released by CSRA prior to February 2, 2017 and made generally available by CSRA to end users of the Imminent CSRA IP.

(c)
CSC shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under any Imminent CSRA IP (other than in respect of any Imminent CSRA IP that constitutes Know-How) other than to CSC Subsidiaries and any contractor of CSC or of a CSC Subsidiary to the extent required in connection with the operation of the CSC Business outside of the CSRA Field and in accordance with this Agreement.

4.2	Grant of CSRA Know-How License to CSC

(a)
CSRA hereby grants to CSC a perpetual, transferrable, assignable, royalty-free, fully paid-up license to access and use the CSRA Know-How in accordance with and as expressly permitted by this Agreement and in no other manner whatsoever (the “CSRA Know-How License”). During the Initial Term, the CSRA Know-How License shall be exclusive in the Commercial Field even as against CSRA and its Affiliates and non-exclusive in the CSRA Field. Notwithstanding the foregoing, if the Triggering Event shall have occurred, the CSRA Know-How License shall be non-exclusive in the Commercial Field, other than the Restricted Area, which shall remain exclusive to CSC for the remainder of the Initial Term. For the avoidance of doubt, following termination of this Agreement or expiration of the Initial Term, the CSRA Know-How License shall remain in effect in the Commercial Field and the CSRA Field on a non-exclusive basis.

(b)
Each Party shall retain all right to its own derivative works, inventions, modifications, improvements, fixes, enhancements and/or updates made to or derived from the CSRA Know-How, and the other Party shall not have any rights to the foregoing.

4.3	Grant of CSRA Developed Products License to CSC

(a)
CSRA hereby grants to CSC a perpetual, transferrable, assignable, royalty-free, fully paid-up license to access and use the CSRA Developed Products in accordance with and as expressly permitted by this Agreement and in no other manner whatsoever (the “CSRA Developed Products License”). During the Initial Term, the CSRA Developed Products License shall be limited solely to outside clause (i) of the definition of CSRA Field on a non-exclusive basis and be exclusive in the Commercial Field even as against CSRA and its Affiliates. Notwithstanding the foregoing, if the Triggering Event shall have occurred, the CSRA Developed Products License shall be non-exclusive in the Commercial Field, other than the Restricted Area, which shall remain exclusive to CSC for the remainder of the Initial Term. For the avoidance of doubt, following termination of

18

this Agreement or expiration of the Initial Term, the CSRA Developed Products License shall remain in effect in the Commercial Field and the CSRA Field on a non-exclusive basis.

(b)
Each Party shall retain all right to its own derivative works, inventions, modifications, improvements, fixes, enhancements and/or updates made to or derived from the CSRA Developed Products, and the other Party shall not have any rights to the foregoing.

5.	TERM

5.1	Initial Term
The initial term of this Agreement (the “Initial Term”) shall commence as of the Effective Date and continue through the fifth (5th) anniversary of the Effective Date unless terminated earlier pursuant to Section 11. This Agreement shall thereafter automatically renew in perpetuity unless terminated in accordance herewith.

6.	PAYMENT AND TAXES

6.1	Payment
On the date hereof, CSRA shall pay CSC sixty-five million United States dollars (US$65,000,000) in immediately available funds by wire transfer to a bank account designated by CSC.

6.2	Taxes
Each Party shall be responsible for all Taxes imposed on such Party under applicable Law. In no event shall any Party be responsible for Taxes on or measured by net income of the other Party. The Parties shall cooperate with each other to furnish such forms and certificates that they are legally entitled to furnish to eliminate or reduce Taxes on payments described herein. No Party shall be required to “gross up” the other party for Taxes imposed through withholding or deduction. To the extent any Party is required under applicable Law to collect sales, use or similar taxes from the other Party, the Party required to collect such taxes shall separately state the applicable sales, use or similar tax on an invoice rendered to the other Party.

7.	OTHER OBLIGATIONS

7.1	No Support and Maintenance Services

(a)	The Parties acknowledge that neither Party has any obligation to the other hereunder to provide any technical, consulting, support, maintenance or other services of any kind to the other.

(b)
Without limiting the foregoing, unless otherwise agreed by the Parties in writing, (i) neither Party shall be required to provide any maintenance or support services directly to the other Party’s end users and (ii) neither Party shall be required to provide any maintenance or support services in connection with any portion of the Licensed Product that is owned by a Third Party.

7.2	CSRA M&A Activity

(a)
Notwithstanding anything to the contrary contained herein, in the event that any divestiture (whether by spin-off, split-off, stock or asset sale or other similar transaction) of all or any portion of the CSRA Business in an arm’s length transaction to an unaffiliated third party (a “bona fide purchaser”) would cause, or be

19

reasonably expected to cause, CSRA to breach any of the restrictions or limitations imposed on CSRA hereunder and/or under the Master Separation and Distribution Agreement or any of the Ancillary Agreements, such bona fide purchaser shall be permitted to develop and implement a “firewall plan” that is reasonably acceptable and consented to in writing by CSC (such consent not to be unreasonably withheld) to protect the Intellectual Property Rights owned by CSC or exclusively licensed to CSC (to the extent of such exclusivity) and in such divested portion of the CSRA Business’ possession from being used by such bona fide purchaser’s business that operates in the Commercial Field; provided, however, that no such “firewall plan” shall be required in respect of any portion of such bona fide purchaser’s business that operates outside the Commercial Field or to prevent CSRA Group Employees from transferring into any portion of such bona fide purchaser’s business that operates outside the Commercial Field.

(b)
Notwithstanding anything to the contrary contained herein, in the event that any acquisition (whether by merger, consolidation, stock or asset purchase or other similar transaction) of any business by CSRA or its controlled Affiliates contains certain activities that would cause, or be reasonably expected to cause, CSRA to breach any of the restrictions or limitations imposed on CSRA hereunder and/or under the Master Separation and Distribution Agreement or any of the Ancillary Agreements, CSRA shall, at its election, either (a) develop and implement a “firewall plan” that is reasonably acceptable and consented to in writing by CSC (such consent not to be unreasonably withheld) to protect the Intellectual Property Rights owned by CSC or exclusively licensed to CSC (to the extent of such exclusivity) and in CSRA’s possession from being used by CSRA or its Affiliates in connection with the offending portions of such business or (b) take commercially reasonable steps to divest the offending portions of such business within one year after such acquisition; provided, however, that the fact that (i) no more than five individual CSRA managers at the L1 to L3 levels have management oversight over a potentially offending element or (ii) CSRA shared back office support functions (including HR, accounting, tax and IT), but for the avoidance of doubt not any customer facing or front office support functions (such as sales support, product development, customer support and product support), provide support to the acquired entity shall not in itself be deemed a breach by CSRA.

8.	WARRANTIES

8.1	Warranty Exclusions

(a)
The Applicable Licensor shall in no circumstances have any liability for any of the following: (i) failure of the Licensed Products or CSRA Developed Products, as applicable resulting from unpermitted modification, abuse or prohibited use of the Licensed Products or CSRA Developed Products, as applicable, or use of the Licensed Products or CSRA Developed Products, as applicable, that does not comply with the requirements of the Licensed Product Sales Materials or CSRA Developed Product materials, as applicable, (ii) failure of the Licensed Products or the CSRA Developed Products, as applicable, resulting from use of the Licensed Products or the CSRA Developed Products, as applicable, in combination with any other software and/or equipment which has not been supplied or approved in writing by the Applicable Licensor for use with the Licensed Products or the CSRA Developed Products, as applicable, (iii) loss of data or any storage media in the possession or under the control of the Applicable Licensee or any CSC Subsidiary or CSRA Subsidiary, as applicable, (iv) the content and accuracy of any document produced by the Licensed Products or the CSRA Developed Products, as applicable, (v) the Applicable Licensee’s or any CSC Subsidiary’s or any CSRA Subsidiary’s, as applicable, negligence or hardware malfunction, or (vi) (x) in the case of CSC, the CSRA Developed Products, CSRA Know-How, or the Restricted IP, and

20

(y) in the case of CSRA, CSC Agility, the Licensed Products, the Licensed Product Items, Licensed Know-How or Licensed Trademarks.

(b)
NO WARRANTY SHALL BE CREATED BY, AND NO OBLIGATION OR LIABILITY SHALL ARISE FROM, THIS AGREEMENT OR EITHER PARTY’S RENDERING OF TECHNICAL, PROGRAMMING, OR OTHER ADVICE OR SERVICE HEREUNDER. EACH PARTY SHALL BE DEEMED TO HAVE ACCEPTED, IN THE CASE OF CSRA, THE CSC PROPRIETARY ITEMS, THE RESTRICTED IP AND ANY SERVICES PROVIDED BY CSC AND, IN THE CASE OF CSC, THE CSRA DEVELOPED PRODUCTS, CSRA KNOW-HOW AND ANY SERVICES PROVIDED BY CSRA, “AS IS” AND “WHERE IS,” AND WITHOUT ANY WARRANTY OF ANY KIND.

(c)
(i) EACH PARTY HEREBY WAIVES ALL WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTY OF TITLE, WARRANTY OF NON-INFRINGEMENT OR OTHERWISE (INCLUDING TIME OF PERFORMANCE) RESPECTING, IN THE CASE OF CSRA, THE CSC PROPRIETARY ITEMS, RESTRICTED IP OR SERVICES PROVIDED BY CSC, AND IN THE CASE OF CSC, THE CSRA DEVELOPED PRODUCTS, CSRA KNOW-HOW OR SERVICES PROVIDED BY CSRA, AND (ii) NEITHER PARTY MAKES ANY WARRANTY THAT THE FUNCTIONS CONTAINED IN, IN THE CASE OF CSC, A LICENSED PRODUCT ITEM OR ANY RESTRICTED IP, AND IN THE CASE OF CSRA, THE CSRA DEVELOPED PRODUCTS OR CSRA KNOW-HOW, WILL MEET THE OTHER PARTY’S REQUIREMENTS OR THAT THE OPERATION OF, IN THE CASE OF CSC, A LICENSED PRODUCT ITEM OR ANY RESTRICTED IP, AND IN THE CASE OF CSRA, THE CSRA DEVELOPED PRODUCTS OR CSRA KNOW-HOW, WILL BE UNINTERRUPTED OR ERROR-FREE.

(d)
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT,  EACH PARTY ASSUMES SOLE RESPONSIBILITY AND ENTIRE RISK AS TO THE SUITABILITY AND RESULTS OBTAINED FROM USE OF, IN THE CASE OF CSRA, THE CSC PROPRIETARY ITEMS, THE RESTRICTED IP AND THE SERVICES PROVIDED BY CSC, AND IN THE CASE OF CSC, THE CSRA DEVELOPED PRODUCTS, CSRA KNOW-HOW AND THE SERVICES PROVIDED BY CSRA, AND ANY DECISIONS MADE OR ACTIONS TAKEN BASED ON THE INFORMATION CONTAINED IN OR GENERATED BY THE FOREGOING, AS APPLICABLE.

9.	INDEMNIFICATION; INJUNCTIVE RELIEF; LIMITATIONS OF LIABILITY

9.1	Indemnification by CSC
CSC will indemnify, defend and hold harmless CSRA, and each of CSRA’s controlled Affiliates and CSRA’s and its controlled Affiliates’ directors, officers, employees, agents and permitted successors and assigns (“CSRA Indemnitees”) from and against any and all Losses incurred by any CSRA Indemnitee as a direct result of any claim by a Third Party that is not a CSRA Affiliate (a) arising from or relating to CSC’s or any CSC Subsidiary’s use of the CSRA Developed Products, CSRA Know-How, and/or any end user agreement, documentation or representation provided or made by CSC to an end user to the extent such end user agreement, documentation or representation differs from the materials or documentation provided by CSRA or (b) that CSRA’s use of any Improvements to the Licensed Products provided by CSC pursuant to this Agreement infringes or misappropriates any U.S. copyright, trademark or trade secret, except to the extent resulting from (i) CSRA’s modification of the Licensed Products or combination by CSRA of the

21

Licensed Products with other products or services if the Licensed Products would not have been infringing but for such combination or modification, (ii) CSRA’s use of such Licensed Products other than as permitted under this Agreement, (iii) CSRA’s failure to use an updated non-infringing version of the applicable Licensed Products to the extent CSRA was notified that the update cured an infringement, (iv) changes to the Licensed Products made by CSC at the direction of CSRA, (v) any open source software included in the Licensed Products or used by CSRA or an End User in connection with the Licensed Products, or (vi) any portion of the Licensed Products that is owned by a Third Party.

9.2	Indemnification by CSRA
CSRA will indemnify, defend and hold harmless CSC, and each of CSC’s Affiliates and CSC’s and its Affiliates’ directors, officers, employees, agents and permitted successors and assigns (“CSC Indemnitees”) from and against any and all Losses incurred by any CSC Indemnitee as a direct result of any claim by a Third Party that is not a CSC Affiliate (a) arising from or relating to CSRA’s, CSRA Subsidiaries’ or any End User’s use of the Licensed Products, and/or any end user agreement, documentation or representation provided or made by CSRA to an End User to the extent such end user agreement, documentation or representation differs from the Licensed Product Sales Materials, Licensed Product Documentation, marketing materials and/or Reseller Agreement provided by CSC or (b) that CSC’s use of any Improvements to the Licensed Products provided by CSRA pursuant to this Agreement infringes or misappropriates any U.S. copyright, trademark or trade secret, except to the extent resulting from (i) CSC’s modification of the CSRA Developed Products or combination by CSC of the CSRA Developed Products with other products or services if the CSRA Developed Products would not have been infringing but for such combination or modification, (ii) CSC’s use of CSRA Developed Products or CSRA Know-How other than as permitted under this Agreement, (iii) CSC’s failure to use an updated non-infringing version of the applicable CSRA Developed Products to the extent CSC was notified that the update cured an infringement, (iv) changes to the CSRA Developed Products made by CSRA at the direction of CSC, (v) any open source software included in the CSRA Developed Products or used by CSC or its customers in connection with the CSRA Developed Products or (vi) any portion of the CSRA Developed Products that is owned by a Third Party.

9.3	Sole Remedy; Indemnification Procedures

(a)
If any Improvement for which CSC has an indemnification obligation under Section 9.1 becomes, or in CSC’s reasonable opinion is likely to become, the subject of any U.S. copyright, trademark or trade secret infringement or misappropriation claim or proceeding, CSC will, in addition to indemnifying CSRA as provided in Section 9.1, promptly take the following actions, at no additional charge to CSRA, in the following order of priority: (i) secure the right to continue using the item or (ii) replace or modify the item to make it non-infringing. If neither of such actions can be accomplished by CSC using commercially reasonable efforts, and only in such event, CSC will remove the applicable Improvements and, in full satisfaction of CSC’s obligations with respect to this Section 9.3(a), the applicable Fees will be equitably adjusted to reflect such removal. THIS SECTION 9.3 AND SECTION 9.1 OR SECTION 9.2, AS APPLICABLE, STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF THE APPLICABLE LICENSOR AND THE EXCLUSIVE REMEDY OF THE APPLICABLE LICENSEE, ITS AFFILIATES, SUCCESSORS AND ASSIGNS WITH RESPECT TO ANY VIOLATION OR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS BY, IN THE CASE OF CSC, THE LICENSED PRODUCTS AND THE SUPPORT SERVICES PROVIDED BY CSC OR ANY PART THEREOF, AND IN THE CASE

22

OF CSRA, THE CSRA DEVELOPED PRODUCTS AND THE SUPPORT SERVICES PROVIDED BY CSRA OR ANY PART THEREOF.

(b)	All indemnification procedures shall be governed by Section 7.4 of the Master Separation and Distribution Agreement.

9.4	Injunctive Relief
The Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of Sections 2, 4, or 10 of this Agreement by a Party or any of its Subsidiaries and that the other Party shall, in addition to any other rights it may have at Law or in equity, be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach (and the Party in breach shall not raise the defense of an adequate remedy at Law) without the posting of a bond or other form of assurance or surety.

9.5	Limitation of Liability
EXCEPT WITH RESPECT TO (a) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 9 WITH RESPECT TO THIRD PARTY CLAIMS, (b) EITHER PARTY’S INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER OR USE OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER IN ANY MANNER OR FOR ANY PURPOSE OR APPLICATION NOT EXPRESSLY PERMITTED BY THIS AGREEMENT, (c) EITHER PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, OR (d) EITHER PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, EXEMPLARY, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR COSTS, OR FOR LOST OR DAMAGED DATA OR LOSS OF PROFIT OR GOODWILL, WHETHER FORESEEABLE OR NOT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR COSTS.

10.	CONFIDENTIAL DATA & PROPRIETARY MATERIALS

10.1	Confidential Data, Proprietary Information, and Trade Secrets
All Confidential Information submitted by one Party to the other Party in connection with this Agreement shall be governed by the confidentiality obligations set forth in Section 8.5 of the Master Separation and Distribution Agreement. For purposes of this Agreement, Confidential Information of CSC shall include all CSC Proprietary Items and Confidential Information of CSRA shall include all CSRA Developed Products and CSRA Know-How.

10.2	Employees and Sublicensees
Each Party shall require its sublicensees and cause its Affiliates and its and their employees, authorized agents and representatives to comply with the provisions set forth in this Agreement and shall be deemed for purposes of this Agreement to have taken the actions and inactions of the same in connection thereto.

11.	TERMINATION

11.1	Events of Termination

23

This Agreement may only be terminated if:

(a)	the Parties mutually agree;

(b)
the other Party is in material breach or default of any of its representations, warranties, covenants or obligations under this Agreement or violates or infringes the Intellectual Property Rights of such Party and which breach, violation or infringement has remained uncured or otherwise unresolved for a period of thirty (30) days or more following that Party’s receipt of written notice regarding such breach; or

(c)
the other Party makes any assignment or assumption for the benefit of creditors or files a petition in bankruptcy or is adjudged bankrupt or is placed in the hands of a receiver or if the equivalent of any of the proceedings or acts referred to in this clause, though known and/or designated by some other name or term, occurs;

and such Party notifies the other Party of its election to terminate this Agreement.

11.2	Effect of Termination or Expiration

(a)
Upon the expiration of the Wind-Down Period, CSRA shall immediately return all copies, in any form, of any Confidential Information in its possession or control (or certify to CSC in writing that the same has been destroyed), except to the extent such Confidential Information constitutes Licensed Know-How, CSRA Developed Products or CSRA Know-How.

(b)
Unless a contrary intention clearly appears, expressions of termination, cancellation or rescission of this Agreement may not be construed as a renunciation or discharge of any claim in damages for an antecedent breach of this Agreement or an obligation incurred prior to the termination or expiration thereof.

11.3	Survival of Terms
Upon the termination of this Agreement for any reason, the following shall survive: (a) any unsatisfied payment obligation or other right or remedy regardless of whether based on prior default or performance or otherwise, (b) any limitation on the scope, manner, method, or location of the exercise of rights in the CSC Proprietary Items, CSRA Developed Products or CSRA Know-How, as applicable, (c) any limitation, exclusion or waiver of warranties, remedy, liability or damages, (d) any obligation of confidentiality, nondisclosure, return of data or materials, or singular obligation to the extent that the obligation was created by the terms of this Agreement, (e) any right for effectuating any of the aforesaid, (f) the right of CSC to receive any and all Improvements made or created from or based on the Licensed Products or any Licensed Product Items by or on behalf of CSRA or a CSRA Subsidiary or End User following the Effective Date, and (g) the provisions of Sections 2, 3, 4, 8, 9, 10, 11 and 12.

12.	GENERAL PROVISIONS

12.1	Further Assurances
In addition to the actions specifically provided for elsewhere in this Agreement, each Party agrees to execute or cause to be executed and to record or cause to be recorded such other agreements, instruments and other

24

documents, and to take such other action, as reasonably necessary or desirable, to fully effectuate the license grants, assignment, intents and purposes of this Agreement.

12.2	Relationship of the Parties
This Agreement shall not be construed to place the Parties in the relationship of legal representatives, partners, joint venturers or agents of or with each other. No Party shall have any power to obligate or bind the other Party in any manner whatsoever, except as specifically provided herein.

12.3	Amendment
This Agreement may not be modified or amended, except by an agreement in writing signed by each of the Parties.

12.4	Entire Agreement
The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. This Agreement (including the Schedules) and the Master Separation and Distribution Agreement constitute the entire agreement between the Parties related to the subject matter of the Agreement and supersede all prior agreements, discussions and understandings between the Parties related to its subject matter.

12.5	Priority of Agreements
If there is a conflict between any provision of this Agreement and the Master Separation and Distribution Agreement (or any other agreement referred to therein), the provisions of this Agreement will control. If there is a conflict between any provision of this Agreement and a Reseller Agreement that references this Agreement, the provisions of this Agreement will control.

12.6	Assignment
This Agreement shall not be assignable by either Party, in whole or in part, directly or indirectly, without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement (a) to an Affiliate controlled by such Party, or (b) to a purchaser of all or substantially all of the properties and assets of such Party, in each case so long as such assignee expressly assumes, in a written instrument in form reasonably satisfactory to the other Party, the due and punctual performance or observance of every agreement and covenant of this Agreement to be performed or observed on the part of the assigning Party. Notwithstanding the foregoing, because of its personal nature to CSC, the Trademarks License may not be assigned to any Person without the prior written consent of CSC, which consent may be withheld by CSC for any reason in its sole discretion.

12.7	Successors and Assigns
The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

12.8	Third Party Beneficiaries

25

This Agreement is solely for the benefit of the Parties and their respective Affiliates and shall not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement, except that any CSRA Indemnitees or CSC Indemnitees shall be intended third-party beneficiaries of Section 9 of this Agreement.

12.9	Notices
All notices, requests, claims, demands and other communications under this Agreement shall be made and delivered in conformity with Section 11.6 of the Master Separation and Distribution Agreement.

12.10	Rules of Construction
This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party. Moreover, drafts of the Agreement and Schedules shall not be taken into account in interpreting, or establishing the nature or limits of, a Party’s rights and obligations hereunder. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Notwithstanding anything herein to the contrary, all rights granted herein and hereby shall be construed so as to permit or require only such action and/or use that is in compliance with Applicable Security Laws and Regulations. Notwithstanding the foregoing, the Parties shall comply with all applicable Export Control Laws and Regulations.

12.11	Title and Headings
Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.12	No Waiver
A Party does not waive any right under this Agreement by failing to insist on compliance with any of the terms of this Agreement or by failing to exercise any right hereunder. Any waivers granted hereunder are effective only if recorded in a writing signed by the Party granting such waiver.

12.13	Severability
If any provision of this Agreement is determined by any court or Governmental Entity to be unenforceable, the Parties intend that this Agreement be enforced as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced to the extent that they are enforceable.

12.14	Governing Law; Jurisdiction
This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any choice-of-law or conflict of law principles that might lead to the application of the Laws of any other jurisdiction. Subject to the provisions of Section 9 of the Master Separation and Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals

26

courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9 of the Master Separation and Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 of the Master Separation and Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12.14. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.15	Dispute Resolution
The procedures set forth in Section 9 of the Master Separation and Distribution Agreement shall apply to the resolution of all disputes arising under this Agreement.

12.16	Specific Performance
From and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement that is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Effective Date, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

12.17	Counterparts
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

12.18	Effectiveness of Amendment and Restatement
This Agreement amends and restates the Original IPMA in its entirety with effect from the date hereof.
[Signature Page Follows]

27

SIGNATORY
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

COMPUTER SCIENCES CORPORATION
By:	/s/ William Deckelman
Name:	William Deckelman
Title:	Executive Vice President and General Counsel
CSRA INC.
By:	/s/ David F. Keffer
Name:	David F. Keffer
Title:	Executive Vice President and Chief Financial Officer

28